Exhibit C

CONSENT

I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the caption “Official Statements” in the Prospectus of the Republic of Italy included in this Registration Statement filed by the Republic of Italy with the Securities and Exchange Commission of the United States.

By:	/s/ Dr. Maria Cannata
	Name:	Dr. Maria Cannata

	Title:	Director General Directorate II Department of Treasury Ministry of Economy and Finance

Dated: January 29, 2013.